Exhibit 99.1

Contact:
Financial Dynamics
Julie Prozeller / Hannah Sloane
212-850-5600

Rodman & Renshaw Capital Group, Inc. To Acquire Leading Energy Investment Bank COSCO Capital Management LLC

Transaction Will Create the Rodman Energy Group

New York, NY, May 12, 2008 – Rodman & Renshaw Capital Group, Inc (NASDAQ: RODM), today announced that it has entered into a definitive agreement to acquire the operating assets of COSCO Capital Management LLC and its related companies, a leading private investment bank focused on the oil and gas sectors, principally in the United States and Canada. Concurrent with the closing of the transaction, Rodman will create the Rodman Energy Group, which will continue and expand COSCO’s existing investment advisory and finance practice for companies and funds active in the energy sector. The group will be led by Cameron O. Smith, COSCO’s Founder and Senior Managing Director and will include COSCO’s other principals, who are seasoned oil and gas sector investment banking professionals. The transaction is expected to close during the second fiscal quarter.

Under the terms of the transaction, Rodman will pay cash and stock consideration of $10.1 million, with $8.1 million payable at closing and $2 million over the ensuing two years. Additionally, Rodman will pay up to $4.0 million over the 21 month period following closing in respect of certain revenue earned, but not yet received, under contracts being acquired from COSCO and certain other incremental payments based upon achieving performance targets during the two year period following closing.

The acquisition is expected to be accretive to earnings in 2008.

Acquiring COSCO immediately expands Rodman’s reach and capabilities, as it combines Rodman’s leadership in PIPEs and other forms of public financing with COSCO’s deep knowledge and decades of experience in energy investing, finance, and advisory. Rodman will consolidate COSCO’s office in New York, and will operate COSCO’s office in Houston, Texas, as a Rodman branch. The acquisition of COSCO’s Canadian operations in Calgary, Alberta will permit Rodman to continue to serve COSCO’s existing private Canadian oil & gas client base, as well as to develop and deepen its finance and advisory relationships with the public energy sector in Canada. By year-end, Rodman expects to become a nationally-registered securities dealer in Canada, enabling the company to conduct offerings and public listings on Canada’s two exchanges and to provide a broader range of finance and advisory services in multiple industry sectors in Canada.

“I am delighted to bring Cameron Smith and his COSCO colleagues to Rodman in a transaction that joins Rodman’s leadership in the PIPE transaction market with COSCO’s decades of experience in the energy sector and expertise in private finance to oil and gas and other energy companies,” said Michael Lacovara, Chief Executive Officer of Rodman. “This acquisition in energy finance, much like last month’s acquisition of Miller Mathis in steel and resources, continues the execution of our strategy to strengthen and broaden our franchise. We are expanding geographically to be closer to our clients and we are adding expertise in select verticals whose growth prospects and capital intensity play to our unique public and private financing capabilities.”

“We are excited to bring our distinguished energy practice to Rodman,” said Cameron O. Smith, COSCO’s Founder and Senior Managing Director. “In addition to benefitting our current and future private clients through expanded monetization capacity and general access to private capital at hedge funds and other institutional wealth managers, we see significant near-term growth potential through the ability to offer Rodman’s world-class PIPE capabilities to our host of friends who manage public energy companies worldwide. The merger of our firms also enhances materially COSCO’s initiatives in energy secondaries and direct investments. We could not have sought a more perfect union in terms of culture, complementary skills, and future potential.”

About Rodman & Renshaw Capital Group, Inc.

Rodman & Renshaw Capital Group, Inc. is a holding company with a number of direct and indirect subsidiaries, including Rodman & Renshaw, LLC, Rodman Principal Investments, LLC and Miller Mathis & Co., LLC.

Rodman & Renshaw, LLC is a full service investment bank dedicated to providing investment banking services to companies that have significant recurring capital needs due to their growth and development strategies, along with research and sales and trading services to institutional investor clients that focus on such companies. Rodman is a leading investment banking firm to the biotechnology sector, a capital intensive market segment, as well as a leader in the PIPE (private investment in public equity) and RD (registered direct placements) transaction markets.

MEMBER FINRA, SIPC

About COSCO Capital Management LLC

COSCO Capital Management LLC is a leading specialist in North America on oil and gas investing and private placement financings for private and public energy companies. Since the beginning of 2000, COSCO has assisted oil and gas companies to access in excess of $1.3 billion of capital through private placements to approximately thirty professionally managed, closed end funds considered the preeminent financial investors in the private energy sector. In addition, over this same period, COSCO has advised a dozen or so professionally managed capital providers on current or prospective investments and assisted them with specific transactions amounting to over $500MM. COSCO is headquartered in New York City with branch offices in Houston, Hartford, and Calgary, Canada.

Cautionary Note Regarding Forward Looking Statements

This press release contains forward-looking statements regarding future events and financial performance. In some cases, you can identify these statements by words such as “may,” “might,” “will,” “should,” “except,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue,” the negative of these terms and other comparable terminology. These statements involve a number of risks and uncertainties and are based on numerous assumptions involving judgments with respect to future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the Company’s control. There are or may be important factors that could cause our actual results to materially differ from our historical results or from any future results expressed or implied by such forward looking statements. These factors include, but are not limited to, those discussed under the section entitled “Risk Factors” in our Annual Report on Form 10-K, filed March 14, 2008, which is available at the Securities and Exchange Commission website at www.sec.gov. The forward-looking statements in this press release are based upon management's reasonable belief as of the date hereof. The Company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.